                                                                    EXHIBIT 12.2


PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS


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
                                                                                        Year ended December 31
                                    Three months ended       ---------------------------------------------------------------------
Dollars in thousands                    March 31, 1996              1995          1994           1993          1992          1991
- ----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative
   effect of changes in accounting
   principles                                 $362,773          $627,012    $1,209,916     $1,140,487      $787,994      $(38,578)
Fixed charges and preferred stock
   dividends excluding interest
   on deposits                                 285,947         1,492,391     1,112,564        712,339       592,902       624,000
                                            --------------------------------------------------------------------------------------
     Subtotal                                  648,720         2,119,403     2,322,480      1,852,826     1,380,896       585,422
Interest on deposits                           370,983         1,551,816     1,159,242      1,005,658     1,546,576     2,739,565
                                            --------------------------------------------------------------------------------------
     Total                                  $1,019,703        $3,671,219    $3,481,722     $2,858,484    $2,927,472    $3,324,987
                                            ======================================================================================

FIXED CHARGES
Interest on notes and debentures              $164,837          $620,415      $556,432       $316,031      $201,977      $137,323
Interest on borrowed funds                     112,457           834,654       514,133        360,288       353,633       449,107
Amortization of notes and debentures               204               927         1,761          1,418         1,505         1,119
Interest component of rentals                    7,908            31,283        32,247         26,491        25,739        26,041
Preferred stock dividend requirements              541             5,112         7,991          8,111        10,048        10,410
                                            --------------------------------------------------------------------------------------
     Subtotal                                  285,947         1,492,391     1,112,564        712,339       592,902       624,000
Interest on deposits                           370,983         1,551,816     1,159,242      1,005,658     1,546,576     2,739,565
                                            --------------------------------------------------------------------------------------
     Total                                    $656,930        $3,044,207    $2,271,806     $1,717,997    $2,139,478    $3,363,565
                                            ======================================================================================

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                   2.27x             1.42x         2.09x          2.60x         2.33x          .94x
Including interest on deposits                   1.55              1.21          1.53           1.66          1.37           .99
==================================================================================================================================
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